Exhibit 99.1


FOR IMMEDIATE RELEASE                        Contact:     Robert E. Klem, Ph.D.
                                                          JBL Scientific, Inc.
                                                          805-544-8524



                  GENTA INCORPORATED FILES AN AMENDED FORM 10-Q
               FOR THE QUARTER ENDED JUNE 30, 1997 TO CONFORM WITH RECENTLY-ADOPTED SEC FINANCIAL REPORTING GUIDELINES

         No Impact on Reported Net Loss, Balance Sheet or Cash Position


SAN DIEGO, CA, September 10, 1997 - Genta Incorporated (Nasdaq: GNTA) announced that is has filed an amendment to its Form 10-Q filed with the Securities and Exchange Commission on August 14, 1997. As a result of a recently adopted position by the SEC Staff on accounting for convertible preferred stock that is convertible at a discount to market, the Company has restated the previously reported unaudited loss per common share for the three and six months ended June 30, 1997. There was no effect on any balance sheet or income statement accounts previously reported by the Company, and the restatement has no cash impact on the Company.

After giving effect to this item, the Company's recalculated net loss per common share for the three months and six months ended June 30, 1997, is $2.72 and $3.51, respectively.

Genta Incorporated (Nasdaq: GNTA) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio that represents varying degrees of development risk and market potential, including Anticode(TM) (antisense) products intended to treat cancer at its genetic source, oral controlled-release drugs and other genomics opportunities.

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